PRESS RELEASE May 10, 2012 For Immediate Release

NATURALLY ADVANCED TECHNOLOGIES AND LENZING FIBERS ENTER INTO A JOINT DEVELOPMENT AGREEMENT

CRAiLAR Flax to be blended with the Lenzing Fibers
TENCEL(R) and Lenzing Modal(R)

Performance and Sustainability in Fashion, Sport at Core
of the Global Development Goals

Victoria, B.C. and Portland, Ore. (May 10, 2012) - Naturally Advanced Technologies Inc. ("NAT" or the "Company") (TSXV: NAT) (OTCBB: NADVF), which produces and markets CRAiLAR(R), a natural fiber made from flax and other bast fibers, announced it has entered a joint development agreement with Austria-based Lenzing Group (LNZ: Vienna), the worldwide leader in cellulosic manmade fibers. The agreement calls for the companies to evaluate the blending of CRAiLAR Flax fibers with TENCEL(R) (Lyocell) and Lenzing Modal(R).

Lenzing is the only company worldwide housing the manufacturing of each of these three manmade cellulosic fiber generations on an industrial scale. Its high-quality fibers are primarily used in the textile industry, including women's outerwear and sportswear, as well as the nonwovens industry, such as hygiene products. The agreement, signed April 24, calls for CRAiLAR to be evaluated according to specifications for any of its cellulosic fiber categories.

"This is an important development for CRAiLAR Flax in that, to-date, both of our commercial and exploratory partnership agreements have been focused on how CRAiLAR can blend at varying levels with natural fibers for apparel, home and industrial applications," said Ken Barker, Chief Executive Officer, Naturally Advanced Technologies. "With Lenzing, we can now evaluate the opportunity to expand the host fibers with which CRAiLAR can blend to identify new performance attributes, applications and industries. This is truly a new frontier for the future of our natural fibers, and working with the global leader Lenzing creates a very powerful industry platform in both sustainability and performance. This partnership will have applications in industry sectors where polyester fibers have been the norm, in addition to our existing applications as a sustainable complement to cotton."

Lenzing is a pioneer in global fiber markets dating back nearly 75 years. Its raw material for fibers is wood, which is the basis for producing dissolving pulp subsequently processed into cellulose fibers. Its commitment to the principles of sustainability has led Lenzing to be recognized for setting some of the highest environmental standards in the industry. It recently introduced its eco MicroModal(R) fiber at Paris Fashion Week in February 2012, and shortly followed that with the announcement of a record-setting year at the company behind double-digit growth in sales and profits.

 "With CRAiLAR Flax and the applications that we have discussed to date, we look forward to taking advantage of its unique attributes, and to extending the range of products we can introduce with CRAiLAR Flax to our global brand partners," said Peter Bartsch, Head of Marketing Apparel.

Each company saw its leadership position in the market, with a particular expertise in sustainability, as an advantage during a volatile 2011 fiber market. This led naturally to exploratory opportunities for their fibers that could innovate and extend each company's product platform. The intent of the agreement is to create a range of yarns suitable for the fashion and sport performance industries that:

  Prominently feature TENCEL(R), Lenzing Modal(R) and CRAiLAR's industry-leading sustainability platforms

  Leverage each company's water absorption and wicking properties to create an alternative existing fiber material used in athletic and sport performance

  Create a blended yarn using CRAiLAR, along with Lenzing's cellulosic fibers, which can be introduced to the women's fashion market, where Lenzing has long been a leader with a strong presence

NAT today supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, and Brilliant Global Knitwear for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, Westex, Target and PVH Corp for evaluation and development. NAT is in construction on its first full-scale production facility in Pamplico, South Carolina, and anticipates it will be delivering fiber from the facility in Q3 2012. It will partner with Tintoria Piana and Barnhardt Manufacturing on the processing of that fiber. The Company's current fiber is being produced at its pilot facility in nearby Kingstree, South Carolina.

About The Lenzing Group

The Lenzing Group is a world leader in marketing and manufacturing man-made cellulose fibers. TENCEL(R), Lenzing Modal(R) and Lenzing Viscose(R) fibers are primarily used in the textile industry, special fibers made by Lenzing are used for hygiene as well as technical applications. The company was founded in 1938, is headquartered in Austria and can be found online at www.lenzing.com/textile

About Naturally Advanced Technologies Inc.

Naturally Advanced Technologies Inc., through its wholly owned subsidiary, CRAiLAR(R) Fiber Technologies Inc., has developed proprietary technologies for production of bast fibers, cellulose pulp, and their resulting by-products in collaboration with Canada's National Research Council. It's renewable and environmentally sustainable biomass resources from flax, hemp and other bast fibers offer cost-effective and environmentally sustainable processing and production, along with increased performance characteristics for use in textile, industrial, energy, medical and composite material applications. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.naturallyadvanced.com.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statement Disclaimer
This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of NAT's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, NAT's business and operations are subject to the risks set forth in its most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. NAT assumes no obligation to update the forward-looking statements.

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Media Contact:
Ryan Leverenz
Naturally Advanced Technologies
(415) 999-1418
ryan.leverenz(at)naturallyadvanced(dot)com

Lenzing Group Media Contact:
Christina Kreuzwieser
Head of Marketing Communication
Phone +43 (0) 7672 701-2713
c.kreuzwieser@lenzing.com

Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir(at)naturallyadvanced.com

Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir(at)naturallyadvanced.com